Exhibit 99.1

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports 8 Percent Net Sales Increase
 in Second Quarter of Fiscal 2012 as Operating Income and Adjusted
EBITDA Improve 17 Percent and 9 Percent, Respectively

•	Net sales increased 8 percent to $746.3 million in second quarter of fiscal 2012 versus $693.9 million a year ago
•	Operating income grew 17 percent to $55.2 million in second quarter of fiscal 2012 versus $47.1 million a year ago
•	Adjusted EBITDA of $101.8 million represented a third consecutive record second quarter, and was up 9 percent versus prior year
•
Diluted loss per share of $0.56 in fiscal 2012 second quarter narrowed from diluted loss per share of $0.99 last year, while adjusted diluted EPS of $0.34 increased 48 percent compared with $0.23 last year

•
Strong liquidity position at end of fiscal 2012 second quarter with $52 million of cash and approximately $50 million drawn on the $300 million ABL Facility, consistent with normal business seasonality

•
Completed replacement of 12% PIK Notes with 6.75% Notes in second quarter, which lowered cost of capital, reduced annual cash interest expense by approximately $10 million, and increased strategic and financial flexibility to create shareholder value

•
Company reaffirms expectations for fiscal 2012 net sales to grow at or above the rate of GDP, says fiscal 2012 should generate net income versus net loss in fiscal 2011, and forecasts adjusted EBITDA to grow at a higher percentage rate than net sales

•	Company reaffirms fiscal 2012 goal of at least $200 million of net cash provided from operating activities after purchases of property, plant and equipment (free cash flow)
•
Company expects to use its strong free cash flow to continue to reduce debt and delever its balance sheet in the second half of fiscal 2012, resulting in a year-end leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times or less, consistent with previous guidance

•
Company remains on track to deliver $35-$40 million in annual cost synergies from Russell Hobbs transaction and $10-$15 million in savings from Global Pet Supplies restructuring, both expected to be fully realized by the end of fiscal 2012

Madison, WI, May 9, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported net sales, operating income and adjusted EBITDA increases of 8, 17 and 9 percent, respectively, in the second quarter of fiscal 2012 versus the prior year.  Diluted loss per share of $0.56 in the second quarter of fiscal 2012 narrowed from the diluted loss per share of $0.99 reported last year, while adjusted diluted earnings per share of $0.34, a non-GAAP measure, increased 48 percent compared with adjusted diluted earnings per share of $0.23 in fiscal 2011.

With adjusted EBITDA of $101.8 million, the Company recorded its third consecutive record second quarter of adjusted EBITDA, and reaffirmed its outlook for improved full-year financial results.  EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.

“With the improved second-quarter results reported today, we remain on target to deliver another year of growth and shareholder value creation in fiscal 2012,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “Each of our three segments contributed to our solid performance globally, which was driven by a combination of volume growth, retail distribution gains, new products, select pricing initiatives, continued stringent cost and expense control programs, and successful execution on a number of cost reduction programs.

“Our accretive, bolt-on acquisitions of the Black Flag®/TAT® brands and the FURminator® pet grooming business completed in late 2011 both contributed to our higher second-quarter performance,” Mr. Lumley said.  “We are excited about the compelling synergies they bring and their prospects for accelerating our sales and EBITDA growth for the rest of this year and beyond.

“During the second quarter, we strengthened our balance sheet, lowered our cost of capital and increased our strategic and financial flexibility to create greater shareholder value with the replacement of our 12% PIK notes with 6.75% senior unsecured notes,” Mr. Lumley said.  “This is a significant step forward in the further improvement and refinement of our capital structure.

“Our Spectrum Value Model continues to work effectively and resonate more and more with retailers and consumers worldwide in this prolonged and challenging environment of sluggish retail activity, tighter retail inventories, inflationary pressures, and rising commodity and Asian supply chain costs,” he said.  “We believe global consumers are embracing our ‘same performance for less price’ value brand proposition and are increasingly open to trial and brand conversion.  As a result, we are generally outperforming our competition and categories, as significant distribution gains across all of our divisions are driving organic growth and share increases.

“In short, our Spectrum Value Model is a game changer, delivering genuine value to the consumer with products that work as well as, or better than, our competitors for a lower cost,” Mr. Lumley said.  “It also provides higher margins and lower acquisition costs to our retail customers, along with excellent category management.  Importantly, most of our products are non-discretionary, non-premium-priced, replacement products that provide value, quality and performance to consumers in their daily lives.

“As we have pointed out for a number of quarters, major and ongoing commodity and Asian supply chain cost increases are a headwind, especially in our appliances business,” he said.  “However, we are offsetting most of these cost pressures with our global new product development and continuous improvement processes, restructuring and integration cost synergy programs, retail distribution and share gains, select pricing actions, and maintenance of stringent expense control programs.

“As we look to an even stronger second half of the year, we continue to expect higher net sales, a swing to net income from a net loss, and improved adjusted EBITDA and free cash flow in fiscal 2012 from organic growth, our recent acquisitions, and cost savings and expense control initiatives,” said Mr. Lumley.  “We remain excited about Spectrum Brands’ outlook for building an even stronger platform for sustained growth and value creation.”

Fiscal 2012 Second Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $746.3 million for the second quarter of fiscal 2012, an increase of 7.6 percent compared with $693.9 million in the prior year.  The Company’s three segments all reported higher revenues in the second quarter, which included $14.3 million of net sales from the Black Flag®/TAT® brands and FURminator® acquisitions completed on November 1, 2011 and December 22, 2011, respectively.  Excluding net sales related to acquisitions, net sales in the second quarter of fiscal 2012 increased 5.5 percent.  The net sales results were negatively impacted by $9.2 million of foreign exchange.

As a result of increased net sales, the Company’s gross profit in the second quarter of fiscal 2012 improved to $260.0 million versus $255.4 million in the comparable year-ago period.  Gross profit margins decreased to 34.8 percent in the second quarter from 36.8 percent a year ago as a result of increases in commodity prices and Asian supply chain costs, and changes in product mix.  Driven by the net sales increase and a continuation of strong expense controls, operating income in the second quarter of fiscal 2012 grew 17.2 percent to $55.2 million compared with $47.1 million last year.  Operating income as a percentage of net sales improved to 7.4 percent versus 6.8 percent in fiscal 2011.

The Company reported a smaller net loss of $28.7 million, or $0.56 diluted loss per share, for the second quarter of fiscal 2012 on average shares and common stock equivalents outstanding of 51.5 million, compared with a net loss of $50.2 million, or $0.99 per diluted loss per share, in the year-ago quarter based upon average shares and common stock equivalents outstanding of 50.8 million.  Included in this year’s second quarter net loss is additional interest expense of $27 million principally representing cash tender, call and consent payments and the write-off of unamortized debt issue costs in connection with the Company’s replacement of its $245 million 12% senior subordinated toggle notes (PIK Notes) with $300 million of 6.75% senior unsecured notes.  Adjusted for certain items in both year’s second quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company reported adjusted diluted earnings per share of $0.34, a non-GAAP measure, for the second quarter of fiscal 2012, an increase of 47.8 percent compared with $0.23 last year.

For the third consecutive year, the Company delivered record second quarter consolidated adjusted EBITDA in fiscal 2012 of $101.8 million, a 9.5 percent increase versus consolidated adjusted EBITDA of $93.0 million in the prior year.  The improved adjusted EBITDA was driven by increases in the Company’s Home and Garden and Global Pet Supplies segments, which included adjusted EBITDA of $4.7 million from the Black Flag®/TAT® brands and FURminator acquisitions.  Excluding the acquisition-related adjusted EBITDA, the Company’s adjusted EBITDA in the second quarter of fiscal 2012 increased 4.4 percent.

Fiscal 2012 First Half Consolidated Financial Results

The Company reported consolidated GAAP net sales of $1.60 billion for the first six months of fiscal 2012, a 2.6 percent increase compared with $1.56 billion for the same period in fiscal 2011.  The increase was the result of net sales increases for all three of the Company’s segments, which included $15.6 million of net sales from the Black Flag®/TAT® brands and FURminator® acquisitions mentioned earlier.  Excluding the acquisition-related revenues, net sales in the second quarter of fiscal 2012 increased 1.6 percent.  The net sales results were negatively impacted by $15.3 million of foreign exchange.

Spectrum Brands’ lower gross profit of $544.1 million in the first half of fiscal 2012 compared with $554.7 million a year ago was driven by commodity price and Asian supply chain cost increases and changes in product mix.  Primarily as a result of continued strong expense controls and cost improvement initiatives, operating income in the first half of fiscal 2012 improved 19.3 percent to $138.9 million versus $116.4 million a year ago.

The Company reported a lower net loss of $15.6 million, or $0.30 per diluted loss per share, for the first six months of fiscal 2012 on average shares and common stock equivalents of 51.8 million, compared with a net loss of $69.9 million, or $1.38 per diluted loss per share, in last year’s first half based upon average shares and common stock equivalents of 50.8 million.  Adjusted for certain items in both year’s first six months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, Spectrum Brands generated adjusted diluted earnings per share of $1.04, a non-GAAP number, for the first half of fiscal 2012, an increase of 50.7 percent versus adjusted diluted earnings per share of $0.69 in fiscal 2011’s first half.

Fiscal 2012 first half consolidated adjusted EBITDA was $226.9 million, an increase of 5.2 percent versus consolidated adjusted EBITDA of $215.7 million for fiscal 2011’s first six months.  The Company’s three segments all reported higher fiscal 2012 first half adjusted EBITDA, led by the Home and Garden segment.  Excluding adjusted EBITDA of $4.9 million from the Black Flag®/TAT® brands and FURminator acquisitions in the first six months of fiscal 2012, consolidated adjusted EBITDA of $222.0 million in the first half improved 2.9 percent versus the prior-year period.  Foreign exchange had a $1.6 million negative impact on fiscal 2012 first half adjusted EBITDA.

Fiscal 2012 Second Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2012 second-quarter net sales of $480.1 million, an increase of 4.5 percent versus $459.4 million in the prior year.  The improvement was attributable to higher revenues in the segment’s three categories -- global batteries, global personal care products and small electrical appliance products.  Second quarter 2012 segment sales were negatively impacted by $8.1 million of foreign exchange.

Global battery sales for the second quarter were $205.1 million, a 3.7 percent increase compared with $197.8 million a year ago.  Foreign exchange negatively impacted these results by $4.6 million.  The global hearing aid battery business achieved its highest net sales ever for a second quarter.  North American battery sales of $82.5 million in the second quarter grew 2.2 percent versus $80.7 million last year.  European battery sales in the second quarter improved 7.6 percent to $79.0 million versus $73.4 million last year, driven by customer gains, increased placement with retailers and regional expansion into Eastern Europe.  European battery sales were negatively impacted by $3.4 million of foreign exchange.  Finally, in Latin America, battery sales were $40.9 million for the second quarter, essentially unchanged versus $41.0 million last year.  Foreign exchange negatively impacted Latin American battery sales by $1.2 million.

As a result of higher revenues in North America, Europe and Latin America, net sales for the global personal care product category increased 7.0 percent to $115.6 million in the second quarter of fiscal 2012 versus $108.0 million last year.  These gains were primarily from a combination of new products, product line extensions and distribution gains.  Foreign exchange negatively impacted these results by $2.0 million.

The small electrical appliances product category of the Global Batteries & Appliances segment reported net sales in the second quarter of fiscal 2012 of $159.4 million, an increase of 3.8 percent compared with $153.6 million last year.  The North America, Europe and Latin America regions all achieved higher net sales in the quarter.  Foreign exchange negatively impacted the small electrical appliances product category net sales by $1.5 million.

With segment net income of $35.6 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $57.2 million for the second quarter of fiscal 2012, essentially unchanged versus adjusted EBITDA of $57.1 million in the year-earlier quarter, when segment net income was $35.5 million.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $156.5 million for the second quarter of fiscal 2012, an increase of 8.5 percent versus $144.2 million in the comparable year-ago period.  Included in the fiscal 2012 second-quarter net sales were revenues of $8.0 million from FURminator®, which was acquired on December 22, 2011.  The net sales improvement also was attributable to higher North American aquatics revenues, primarily at a major retail customer.  Foreign exchange negatively impacted these results by $1.2 million.

Net income for the segment was $14.8 million for the second quarter of fiscal 2012 versus $14.4 million in the prior year.  Second-quarter adjusted EBITDA of $26.1 million, including adjusted EBITDA of $2.3 million from the FURminator® acquisition, increased 10.6 percent compared with $23.6 million a year ago.

Home and Garden Business

 The Home and Garden segment recorded net sales of $109.7 million for the second quarter of fiscal 2012, an increase of 21.5 percent compared with $90.3 million last year.  The higher revenues were attributable to increased retail orders for both lawn and garden and household controls product sales related to favorable early spring weather, 2012 retail distribution gains and $6.3 million in revenues from the Black Flag® and TAT® brands acquired on November 1, 2011.  Second-quarter net sales typically reflect approximately 20 to 25 percent of full-year net sales.

The segment recorded second-quarter net income of $21.2 million, a 49.3 percent increase compared with $14.2 million in the year-ago quarter.  As a result of the strong retail orders, distribution gains, the Black Flag®/TAT® brands acquisition, manufacturing cost improvement initiatives and operating expense management, the Home and Garden segment increased its adjusted EBITDA by 41.6 percent to $25.2 million in the second quarter of 2012 versus $17.8 million last year.  The second quarter of fiscal 2012 marked the 15th consecutive quarter of year-over-year adjusted EBITDA improvement for the Home and Garden segment.

Liquidity and Debt Reduction

The Company completed its fiscal 2012 second quarter on April 1, 2012 with a solid liquidity position, including a cash balance of approximately $52 million and approximately $50 million drawn on its $300 million ABL Facility, reflecting the normal timing of peak business seasonality, driven by the Home and Garden segment.

As of the end of the second quarter of fiscal 2012, the Company had approximately $1,823 million outstanding under its senior credit facilities, consisting of a senior secured Term Loan of $523 million, $950 million of 9.5% senior secured notes, $300 million of 6.75% senior unsecured notes and $50 million under its $300 million ABL working capital facility.  In addition, the Company had approximately $28 million of letters of credit outstanding.

In the second half of fiscal 2012, the Company expects to use its strong free cash flow to continue to de-lever its balance sheet, resulting in a forecasted year-end total leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times or less, consistent with previous guidance.

6.75% Notes

During the second quarter of fiscal 2012, the Company replaced its $245 million of 12% senior subordinated toggle notes (PIK Notes) due 2019 with $300 million of 6.75% senior unsecured notes due 2020, which will result in a lower cost of capital and further improvement to the Company’s capital structure.  In addition, the replacement will reduce annual cash interest expense by approximately $10 million while significantly improving the Company’s flexibility to create shareholder value.

Expenses related to the replacement of the 12% PIK Notes totaled $27 million, which is included as part of interest expense, and consisted of (i) $24 million of cash tender and consent payments, (ii) $1 million of cash call and prepaid interest payments, and (iii) $2 million related to the write off of unamortized debt issuance costs and premium.

Fiscal 2012 Outlook

The Company continues to expect fiscal 2012 net sales to increase at or above the rate of GDP.  The Company further expects to report net income for fiscal 2012 versus a net loss in fiscal 2011, with fiscal 2012 adjusted EBITDA expected to grow at a higher percentage rate than net sales.  The Company also reaffirms its fiscal 2012 goal of at least $200 million of free cash flow.  Capital expenditures are projected to approximate $45 million in fiscal 2012.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 9.   To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 69903754.  A telephone replay of the conference call will be available through Friday, May 25.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index,  is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Farberware®, Black & Decker®, Russell Hobbs®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 120 countries. With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion.  For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted earnings (loss) per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended April 1, 2012 versus the three months and six months ended April 3, 2011.  See attached Table 5, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2012 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks of changes and developments in external competitive market factors, such as introduction of new product features or technological developments, the entry of new competitors or competitive brands or increases in competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of Spectrum Brands Holdings, Inc., including its most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and six months ended April 1, 2012 and April 3, 2011
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2012	F2011	INC(DEC)	F2012	F2011	INC(DEC)
			%			%
Net sales	$746.3	$693.9	7.6%	$1,595.1	$1,554.9	2.6%
Cost of goods sold	484.6	436.4		1,044.7	997.6
Restructuring and related charges	1.7	2.1		6.3	2.6
Gross profit	260.0	255.4	1.8%	544.1	554.7	-1.9%

Selling	129.9	130.3		261.7	270.6
General and administrative	56.5	58.5		107.2	119.2
Research and development	8.0	8.8		15.2	16.4
Acquisition and integration related charges	7.8	7.6		15.4	24.0
Restructuring and related charges	2.6	3.1		5.7	8.1

Total operating expenses	204.8	208.3		405.2	438.3

Operating income	55.2	47.1		138.9	116.4

Interest expense	69.3	72.4		110.4	125.5
Other (income) expense, net	(2.2)	(0.3)		-	0.6

(Loss) income from continuing operations before income taxes	(11.9)	(25.0)		28.5	(9.7)

Income tax expense	16.8	25.2		44.1	60.2

Net loss	$(28.7)	$(50.2)		$(15.6)	$(69.9)

Average shares outstanding (a)	51.5	50.8		51.8	50.8

Basic loss per share	$(0.56)	$(0.99)		$(0.30)	$(1.38)

Average shares and common stock equivalents outstanding (a) (b)	51.5	50.8		51.8	50.8

Diluted loss per share	$(0.56)	$(0.99)		$(0.30)	$(1.38)

(a)	Per share figures calculated prior to rounding.
(b)	For the three and six months ended April 1, 2012 and April 3, 2011, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and six months ended April 1, 2012 and April 3, 2011
(Unaudited)
($ in millions)

Supplemental Financial Data	F2012	F2011
Cash	$51.8	$73.1

Trade receivables, net	$370.2	$362.7
Days Sales Outstanding (a)	40	43

Inventory, net	$551.0	$561.0
Inventory Turnover (b)	4.0	3.7

Total debt	$1,882.1	$1,825.1

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2012	F2011	F2012	F2011
Depreciation and amortization, excluding amortization of debt issuance costs	$32.3	$33.9	$60.6	$66.2

Capital expenditures	$9.7	$10.6	$18.6	$18.7

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2012	F2011	F2012	F2011

Net Sales
Global Batteries & Appliances	$480.1	$459.4	$1,169.3	$1,155.9
Global Pet Supplies	156.5	144.2	291.5	281.3
Home and Garden	109.7	90.3	134.3	117.7
Total net sales	$746.3	$693.9	$1,595.1	$1,554.9

Segment Profit
Global Batteries & Appliances	$40.4	$41.7	$138.6	$135.0
Global Pet Supplies	19.3	18.5	35.3	34.7
Home and Garden	22.2	14.9	16.3	8.1
Total segment profit	81.9	75.1	190.2	177.8

Corporate	14.6	15.2	23.9	26.7
Acquisition and integration related charges	7.8	7.6	15.4	24.0
Restructuring and related charges	4.3	5.2	12.0	10.7
Interest expense	69.3	72.4	110.4	125.5
Other (income) expense, net	(2.2)	(0.3)	-	0.6

(Loss) income from continuing operations before income taxes	$(11.9)	$(25.0)	$28.5	$(9.7)

(a)	Reflects actual days sales outstanding at end of period.
(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and six months ended April 1, 2012 and April 3, 2011
(Unaudited)

	THREE MONTHS				SIX MONTHS
	F2012		F2011		F2012		F2011

Diluted loss per share, as reported	$(0.56)		$(0.99)		$(0.30)		$(1.38)

Adjustments, net of tax:
Acquisition and integration related charges	0.10	(a)	0.10	(b)	0.19	(a)	0.31	(b)
Restructuring and related charges	0.06	(c)	0.07	(d)	0.15	(c)	0.14	(d)
Debt Refinancing Costs	0.34	(e)	0.38	(f)	0.34	(e)	0.38	(f)
Income taxes	0.40	(g)	0.67	(h)	0.66	(g)	1.24	(h)
	0.90		1.22		1.34		2.07

Adjusted diluted earnings per share	$0.34		$0.23		$1.04		$0.69

(a)
For the three months ended April 1, 2012, reflects $5.0 million, net of tax, of Acquisition and integration related charges. The merger with Russell Hobbs accounted for $3.2 million of the charges while the acquisition of FURminator and Black flag accounted for $1.8 million. For the six months ended April 1, 2012, reflects $10.0 million, net of tax, of Acquisition and integration related charges. The merger with Russell Hobbs accounted for $5.6 million of the charges while the acquisition of FURminator and Black flag accounted for $4.4 million. These costs were primarily integration related costs.

(b)
For the three and six months ended April 3, 2011, reflects $4.9 million, net of tax, and $15.6 million, net of tax, respectively, of Acquisition and integration related charges related to the merger with Russell Hobbs. The costs consisted of integration costs and legal and professional fees.

(c)
For the three and six months ended April 1, 2012, reflects $2.8 million, net of tax, and $7.8 million, net of tax, respectively, of Restructuring and related charges which is primarily a result of charges related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(d)
For the three and six months ended April 3, 2011, reflects $3.3 million, net of tax, and $6.9 million, net of tax, respectively, of Restructuring and related charges which is primarily a result of charges related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(e)
For the three and six months ended April 1, 2012, reflects $17.9 million, net of tax, related to debt financing costs and the write off of unamortized debt issuance costs in connection with the replacement of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(f)
For the three and six months ended April 3, 2011, reflects $19.1 million, net of tax, related to the write off of unamortized debt financing costs and original issue discount in connection with the refinancing of the Company's Term Loan during the quarter ended April 3, 2011.

(g)
For the three and six months ended April 1, 2012, reflects adjustments to income tax expense of $21.0 million and $34.2 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(h)
For the three and six months ended April 3, 2011, reflects adjustments to income tax expense of $33.9 million and $63.6 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended April 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$35.6	$14.8	$21.2	$(14.0)	$(86.1)	$(28.7)

Income tax expense	-	-	-	-	16.8	16.8
Interest expense	-	-	-	-	69.3	69.3
Restructuring and related charges	1.2	2.3	0.6	0.1	-	4.3
Acquisition and integration related charges	5.0	1.9	0.4	0.5	-	7.8

Adjusted EBIT	41.8	19.0	22.2	(13.4)	-	69.5
Depreciation and amortization	15.4	7.1	3.0	6.8	-	32.3

EBITDA	$57.2	$26.1	$25.2	$(6.6)	$-	$101.8

Note:  Amounts calculated prior to rounding

(a)	It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the six months ended April 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$125.6	$27.9	$14.8	$(29.3)	$(154.5)	$(15.6)

Income tax expense	-	-	-	-	44.1	44.1
Interest expense	-	-	-	-	110.4	110.4
Restructuring and related charges	5.1	5.2	1.0	0.7	-	12.0
Acquisition and integration related charges	8.2	1.9	0.5	4.7	-	15.4

Adjusted EBIT	138.9	35.0	16.3	(23.9)	-	166.3
Depreciation and Amortization	30.5	13.1	5.8	11.3	-	60.6

EBITDA	$169.4	$48.1	$22.1	$(12.6)	$-	$226.9

Note:  Amounts calculated prior to rounding

(a)	It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended April 3, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$35.5	$14.4	$14.2	$(16.8)	$(97.6)	$(50.2)

Income tax expense	-	-	-	-	25.2	25.2
Interest expense	-	-	-	-	72.4	72.4
Restructuring and related charges	0.7	3.1	0.7	0.6	-	5.2
Acquisition and integration related charges	5.3	0.3	-	2.0	-	7.6
Add back accelerated depreciation (b)	(1.0)					(1.0)

Adjusted EBIT	40.6	17.8	14.9	(14.2)	-	59.1
Depreciation and amortization	16.5	5.8	2.9	8.7	-	33.9

EBITDA	$57.1	$23.6	$17.8	$(5.5)	$-	$93.0

Note:  Amounts calculated prior to rounding
(a)	It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b)
Adjustment reflects accelerated depreciation associated with certain restructuring initiatives.  Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the six months ended April 3, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$115.0	$27.8	$6.8	$(33.8)	$(185.8)	$(69.9)

Income tax expense	-	-	-	-	60.2	60.2
Interest expense	-	-	-	-	125.5	125.5
Restructuring and related charges	0.6	6.1	1.3	2.6	-	10.7
Acquisition and integration related charges	19.3	0.4	-	4.3	-	24.0
Add back accelerated depreciation (b)	(1.0)	-	-	-	-	(1.0)

Adjusted EBIT	133.9	34.3	8.1	(26.8)	-	149.5
Depreciation and amortization	33.9	11.8	6.3	14.3	-	66.2

EBITDA	$167.8	$46.1	$14.4	$(12.5)	$-	$215.7

Note:  Amounts calculated prior to rounding
(a)	It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b)
Adjustment reflects accelerated depreciation associated with certain restructuring initiatives.  Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$245

Purchases of property, plant and equipment	(45)

Free Cash Flow	$200

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